UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	April 27, 2011

Davi Luxury Brand Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53609	26-2463412
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9426 Dayton Way Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 27, 2011, Davi Luxury Brand Group, Inc. (the “Company”) appointed J. Bernard Rice to serve on the Board of Directors (“Board”) of the Company.  In consideration for Mr. Rice’s service as a member of the Board, during his term, Mr. Rice will receive from the Company a grant of 25,000 shares of Company common stock on a quarterly basis, which shares will be issued in arrears provided that Mr. Rice is still a member of the Board on the issuance date.  Such shares of common stock will be granted commencing on May 16, 2011 and quarterly thereafter (i.e. on August 15, November 15, and February 15).

Mr. Rice currently also is the Chief Financial Officer of the Company.  A copy of the press release announcing Mr. Rice’s appointment to the Company’s Board is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On May 2, 2011, the Company issued a press release announcing that it has entered into an agreement with Korean Air, pursuant to which Korean Air will provide to its First Class and Business (Prestige) class passengers amenity skincare travel bags that contain the Company’s “DAVI” skin care products.  The travel bags and skincare products were designed and developed exclusively for Korean Air and will be available on Korean Air flights commencing in May 2011.

A copy of the press release announcing the Company’s agreement with Korean Air is attached as Exhibit 99.2 to this Current Report on Form 8-K, and the preceding summary of such press release is qualified by the full text of Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 27, 2011, announcing the appointment of J. Bernard Rice as a director of the Company.

99.2	Press Release, dated May 2, 2011, announcing the Company’s agreement with Korean Air.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVI LUXURY BRAND GROUP, INC.

May 3, 2011	By:	/s/ Parrish Medley
Name: Parrish Medley
Title: President and Chief Executive Officer

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